Exhibit 99.1

October 8, 2014

Cytori Therapeutics, Inc. to Raise $13.5 Million in Registered Direct Offering

SAN DIEGO – Cytori Therapeutics, Inc. (NASDAQ: CYTX) entered into a definitive securities purchase agreements to raise an aggregate of $13.5 million in a registered direct offering, with net proceeds estimated to be approximately $12.5 million, after deducting placement agent fees and estimated offering expenses. At closing, Cytori will issue and sell to select investors 13,500 units, with each unit consisting of one share of its Series A 3.6% convertible preferred stock, which shall be convertible into the Company’s common stock (the “Conversion Shares”) and warrants to purchase up to a number of shares of common stock equal to 100% of the Conversion Shares. Cytori plans to use the net proceeds from this offering for working capital and general corporate purposes, which include funding its ongoing and future clinical studies.

The convertible preferred stock is convertible into shares of Cytori’s common stock at the option of the investors at a conversion price of $0.52, subject to certain adjustments and limitations on conversion until such time as Cytori stockholders approve the transaction and an increase in the number of authorized shares of its common stock. The convertible preferred stock will accrue a 3.6% cumulative dividend until stockholder approval is obtained.

The investors also will receive warrants to purchase an aggregate of 25,961,540 shares of Cytori’s common stock. The warrants will have an exercise price of $0.5771 per share, will be exercisable six months after the date of issuance and will expire five years from the initial exercise date. The convertible preferred stock and the warrants are immediately separable and will be issued separately.

The closing of the offering is expected to take place on or about October 13, 2014, subject to the satisfaction of customary closing conditions.

Roth Capital Partners acted as the lead placement agent for the offering and Maxim Group LLC served as a co-placement agent for the offering.

The convertible preferred stock and warrants, and the common stock issuable upon conversion of the convertible preferred stock and exercise of the warrants, are being offered by Cytori pursuant to an effective registration statement(s) on Form S-3 previously filed with the Securities and Exchange Commission (“SEC”). The company filed a prospectus supplement relating to the offering with the SEC on October 8, 2014, which is available along with the accompanying base prospectus filed with the SEC in connection with the shelf registration, on the SEC’s website at www.sec.gov or by sending a request to: Roth Capital Partners, 888 San Clemente, Suite 400, Newport Beach, CA 92660, (800) 678-9147.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Cytori, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This press release is being issued pursuant to and in accordance with Rule 134 under the Securities Act of 1933, as amended.

About Cytori Therapeutics, Inc.

Cytori Therapeutics, Inc. is developing cell therapies based on autologous adipose-derived regenerative cells (ADRCs) to treat cardiovascular disease and repair soft tissue defects. Our scientific data suggest ADRCs improve blood flow, moderate the immune response and keep tissue at risk of dying alive. As a result, we believe these cells can be applied across multiple “ischemic” conditions. These therapies are made available to the physician and patient at the point-of-care by Cytori’s proprietary technologies and products, including the Celution® system product family. For more information visit www.cytori.com.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. Such statements, including, but not limited to, those regarding the Company’s expectations regarding its fundraising efforts, including the closing of the public offering, the anticipated use of proceeds from the offering, the immediate and substantial dilution in book value per share of the common stock, and the limited rights and lack of a public market with respect to the warrants being issued, involve known and unknown risks that relate to the Company’s future events or future financial performance and the actual results could differ materially from those discussed in this communication. These and other factors are identified and described in more detail in our filings with the SEC, including the prospectus supplement filed with the SEC on October 8, 2014 and the Company’s Form 10-K, Forms 10-Q and its other filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

SOURCE Cytori Therapeutics, Inc.

Tiago Girao, Chief Financial Officer, 1.858.458.0900

ir@cytori.com